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                                                      BLUE RHINO CORPORATION
                                                      104 CAMBRIDGE PLAZA DRIVE
                                                      WINSTON-SALEM, NC 27104
                                                      (336) 659-6900


AT THE COMPANY:
MARK CASTANEDA
CHIEF FINANCIAL OFFICER
(336) 659-6755


FOR RELEASE
MONDAY, APRIL 22, 2002


              BLUE RHINO COMPLETES $10.875 MILLION EQUITY OFFERING


WINSTON-SALEM, N.C., APRIL 22, 2002--BLUE RHINO CORPORATION (NASDAQ: RINO), announced today that it has completed the sale of 1.5 million shares of its common stock for $10.875 million in a private placement through SunTrust Robinson Humphrey Capital Markets, as Placement Agent, to selected institutional and individual investors at a price of $7.25 per share. The net proceeds from the financing will be used to pay down existing debt and for general working capital.

The shares of Common Stock issued and sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act. Blue Rhino has agreed to register the shares for resale by the purchasers.




This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. All these shares having been sold, this announcement appears as a matter of record only.